Exhibit 99.1

XPO Logistics Announces Second Quarter 2021 Results

Reports highest revenue of any quarter in company history

Raises adjusted EBITDA guidance for both XPO and GXO

GREENWICH, Conn. — July 28, 2021 — XPO Logistics, Inc. (NYSE: XPO) today announced its financial results for the second quarter 2021. Revenue increased to $5.04 billion for the second quarter, compared with $3.50 billion for the same period in 2020. Net income attributable to common shareholders was $156 million for the second quarter, compared with a net loss attributable to common shareholders of $132 million for the same period in 2020. Operating income was $246 million for the second quarter, compared with an operating loss of $141 million for the same period in 2020. Diluted earnings per share was $1.38 for the second quarter, compared with a diluted loss per share of $1.45 for the same period in 2020.

Adjusted net income attributable to common shareholders, a non-GAAP financial measure, was $209 million for the second quarter, compared with an adjusted net loss attributable to common shareholders of $29 million for the same period in 2020. Adjusted diluted earnings per share, a non-GAAP financial measure, was $1.86 for the second quarter, compared with an adjusted diluted loss per share of $0.32 for the same period in 2020.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP financial measure, increased to $507 million for the second quarter, compared with $172 million for the same period in 2020.

For the second quarter 2021, the company generated $366 million of cash flow from operations and $282 million of free cash flow, a non-GAAP financial measure.

Reconciliations of non-GAAP financial measures used in this release are provided in the attached financial tables.

XPO and GXO Guidance

The company has updated its pro forma full year 2021 financial targets for XPO and GXO, the two public companies that will result from the planned spin-off on August 2, 2021. Additionally, we raised GXO’s 2022 target for adjusted EBITDA to a range of $705 million to $740 million, with year-over-year organic revenue growth of 8% to 12% next year.

XPO increased its pre-spin combined adjusted EBITDA target for full year 2021 to a range of $1.875 billion to $1.915 billion, reflecting higher expectations for both segments following its second quarter performance. Utilizing this combined target, the following pro forma targets have been calculated as if the spin-off had been completed on January 1, 2021.

XPO full year pro forma 2021 financial targets*:

•	Adjusted EBITDA of $1.195 billion to $1.235 billion, including adjusted EBITDA of $574 million to $614 million generated in the last six months of 2021;

•	Depreciation and amortization of $385 million to $395 million, excluding approximately $95 million of acquisition-related amortization expense;

•	Interest expense of approximately $200 million;

•	Effective tax rate of 23% to 25%;

•	Adjusted diluted EPS of $4.00 to $4.30;

•	Net capital expenditures of $250 million to $275 million; and

•	Free cash flow of $400 million to $450 million.

GXO full year pro forma 2021 financial targets*:

•	Revenue of $7.5 billion to $7.7 billion;

•	Adjusted EBITDA of $605 million to $635 million, including adjusted EBITDA of $309 million to $339 million generated in the last six months of 2021;

•	Depreciation and amortization of $240 million to $250 million, excluding approximately $60 million of acquisition-related amortization expense;

•	Interest expense of $20 million to $25 million;

•	Effective tax rate of 26% to 28%; and

•	Net capital expenditures of $240 million to $250 million.

* Pro forma 2021 guidance excludes impacts associated with the planned spin-off of the logistics segment; assumes 116 million diluted shares outstanding at the time of the spin-off.

CEO Comments

Brad Jacobs, chairman and chief executive officer of XPO Logistics, said, “We continued to execute extremely well in the second quarter, reporting near-record net income and the highest revenue and adjusted EBITDA of any quarter in our company’s history. We’ve given our transportation and logistics segments a strong springboard for the planned spin-off next week, when they’ll move forward independently as XPO and GXO.

“In North American less-than-truckload, where we have a long track record of margin expansion, we delivered two quarterly records — our first billion-dollar revenue quarter in LTL, and an adjusted operating ratio of 81.1%, excluding gains on real estate sales. In truck brokerage, where our digital capabilities are creating above-market growth, our loads in North America were up 38%, gross revenue was up 101% and net revenue was up 47%. And in our global logistics business, we doubled our adjusted EBITDA year-over-year and reported another quarter of double-digit growth, with revenue up 34% and organic revenue up 16%. The three major logistics tailwinds of e-commerce, warehouse automation and outsourcing will continue to propel this best-in-class business as GXO.”

Jacobs concluded, “Given our momentum, we increased our expectations for full year earnings in both segments, and raised our pro forma 2021 adjusted EBITDA targets for XPO and GXO, as well as GXO's 2022 adjusted EBITDA target.”

Second Quarter 2021 Results by Segment

•	Transportation: The company’s transportation segment generated revenue of $3.19 billion for the second quarter 2021, compared with $2.13 billion for the same period in 2020.

Operating income for the transportation segment was $255 million for the second quarter, compared with a $15 million operating loss for the same period in 2020. Adjusted EBITDA for the segment was $391 million for the second quarter, compared with $146 million for the same period in 2020. The increases in operating income and adjusted EBITDA were primarily due to substantially higher revenue and profit margins across the majority of segment operations, reflecting the benefit of technology-related initiatives unique to XPO, as well as lower COVID-19-related costs. Operating income also benefited from lower restructuring, transaction and integration costs.

In North American LTL, the second quarter operating ratio was 82.7% and the adjusted operating ratio was 80.6%. Excluding gains from sales of real estate, LTL adjusted operating ratio improved 1,030 basis points year-over-year to a quarterly record of 81.1%.

In North American truck brokerage, the company continued to significantly outperform the market. Truck brokerage revenue doubled year-over-year to $598 million for the second quarter, compared with $298 million for the same period in 2020. Net revenue increased 47% year-over-year to $87 million for the quarter, compared with $60 million for the same period in 2020.

•	Logistics: The company’s logistics segment generated revenue of $1.88 billion for the second quarter 2021, compared with $1.40 billion for the same period in 2020. The year-over-year increase in segment revenue was primarily due to 16% organic revenue growth and the 2021 acquisition of logistics operations in the UK.

Logistics segment operating income was $71 million for the second quarter, compared with a $43 million operating loss for the same period in 2020. Adjusted EBITDA was $169 million for the second quarter, compared with $83 million for the same period in 2020. The year-over-year increases in operating income and adjusted EBITDA were primarily related to higher revenue from contracts won and lower COVID-19-related costs in 2021. Operating income also benefited from lower restructuring, transaction and integration costs.

•	Corporate: Corporate expense was $80 million for the second quarter 2021, compared with an expense of $83 million for the same period in 2020. Corporate adjusted EBITDA was an expense of $53 million for the second quarter, compared with an expense of $57 million for the same period in 2020.

Liquidity Position

As of June 30, 2021, the company had approximately $1.9 billion of total liquidity, including $801 million of cash and cash equivalents and approximately $1.1 billion of available borrowing capacity. The company’s net leverage was 2.4x, calculated as net debt of $4.5 billion, divided by adjusted EBITDA of $1.8 billion for the 12 months ended June 30, 2021.

Following the spin-off, XPO’s net leverage is expected to be approximately 2.8x, calculated as pro forma net debt of $3.4 billion, divided by 2021 pro forma adjusted EBITDA of $1.2 billion. The company has no significant debt maturing until mid-2023, and plans to deleverage to achieve an investment-grade credit rating.

Conference Call

The company will hold a conference call on Thursday, July 29, 2021, at 8:30 a.m. Eastern Time. Participants can call toll-free (from US/Canada) 1-877-269-7756; international callers dial +1-201-689-7817. A live webcast of the conference will be available on the investor relations area of the company’s website, xpo.com/investors. The conference will be archived until August 29, 2021. To access the replay by phone, call toll-free (from US/Canada) 1-877-660-6853; international callers dial +1-201-612-7415. Use participant passcode 13721352.

About XPO Logistics

XPO Logistics, Inc. (NYSE: XPO) provides cutting-edge supply chain solutions to the most successful companies in the world. XPO uses a network of 1,623 locations in 30 countries to serve more than 50,000 customers. Approximately 141,000 team members, including 107,000 employees and 34,000 temporary workers, help XPO’s customers manage their supply chains most efficiently, using advanced technology for the movement of goods. The company’s corporate headquarters are in Greenwich, Conn., USA. Visit xpo.com for more information, and connect with XPO on Facebook, Twitter, LinkedIn, Instagram and YouTube.

About the GXO spin-off

XPO intends to spin off its logistics segment as GXO Logistics on August 2, 2021, creating two, pure-play industry powerhouses. The separation will create two, independent public companies with distinct investment identities and service offerings in vast addressable markets. GXO will be the largest pure-play contract logistics provider in the world, and XPO will be a leading provider of transportation services, primarily less-than-truckload transportation and truck brokerage. For more information, visit gxo.com.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this release.

XPO’s non-GAAP financial measures for the three and six months ended June 30, 2021 and 2020 used in this release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and adjusted EBITDA margin on a consolidated basis and for our transportation and logistics segments as well as adjusted EBITDA for corporate; free cash flow; adjusted net income (loss) attributable to common shareholders and adjusted earnings (loss) per share (basic and diluted) (“adjusted EPS”); net revenue and net revenue margin for our transportation segment, including net revenue for our North American truck brokerage business; adjusted operating income, adjusted operating ratio (including and excluding real estate), adjusted EBITDA and adjusted EBITDA margin for our North American less-than-truckload business; organic revenue for our logistics segment; net leverage and net debt.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted net income attributable to common shareholders and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the attached tables. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, and internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as net cash provided by operating activities, less payment for purchases of property and equipment plus proceeds from sale of property and equipment. We believe that adjusted EBITDA and adjusted EBITDA margin improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income (loss) attributable to common shareholders and adjusted earnings (loss) per share improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets. We believe that net revenue and net revenue margin improve the comparability of our operating results from period to period by removing the cost of transportation and services, in particular the cost of fuel, incurred in the reporting period as set out in the attached tables. We believe that adjusted operating income and adjusted operating ratio (including and excluding real estate) for our North American less-than-truckload business improve the comparability of our operating results from period to period by (i) removing the impact of certain transaction and integration and restructuring costs, as well as amortization expenses and (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables. We believe that organic revenue is an important measure because it excludes the impact of the following items: foreign currency exchange rate fluctuations and revenue generated by the logistics operations in the UK we recently acquired. We believe that net leverage and net debt are important measures of our overall liquidity position and are calculated by removing cash and cash equivalents from our reported total debt and reporting net debt as a ratio of our last twelve-month reported adjusted EBITDA.

With respect to our financial targets for full year pre-spin combined 2021 adjusted EBITDA, full year pro forma XPO 2021 adjusted EBITDA, adjusted diluted EPS and free cash flow, last six-month pro forma XPO 2021 adjusted EBITDA, pro forma XPO net leverage, pro forma GXO 2021 adjusted EBITDA, last six-month pro forma GXO 2021 adjusted EBITDA and GXO 2022 adjusted EBITDA and organic revenue, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income and statement of cash flows prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our full year pre-spin combined 2021 financial target for adjusted EBITDA; our full year pro forma XPO 2021 financial targets for adjusted EBITDA, depreciation and amortization (excluding acquisition-related amortization expense), interest expense, effective tax rate, adjusted diluted EPS, net capital expenditures and free cash flow; our pro forma XPO net leverage; our full year pro forma GXO 2021 financial targets for revenue, adjusted EBITDA, depreciation and amortization (excluding acquisition-related amortization expense), interest expense, effective tax rate and net capital expenditures; our last six-month pro forma XPO and GXO 2021 financial targets for adjusted EBITDA; our GXO 2022 financial targets for organic revenue growth and adjusted EBITDA; our plans to deleverage to achieve an investment-grade credit rating; and our company’s planned spin-off of its logistics segment. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; the severity, magnitude, duration and aftereffects of the COVID-19 pandemic and government responses to the COVID-19 pandemic; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to implement our cost and revenue initiatives; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; matters related to our intellectual property rights; fluctuations in currency exchange rates; fuel price and fuel surcharge changes; natural disasters, terrorist attacks or similar incidents; risks and uncertainties regarding the potential timing and expected benefits of the proposed spin-off of our logistics segment, including final approval for the proposed spin-off and the risk that the spin-off may not be completed on the terms or timeline currently contemplated, if at all; the impact of the proposed spin-off on the size and business diversity of our company; the ability of the proposed spin-off to qualify for tax-free treatment for U.S. federal income tax purposes; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our substantial indebtedness; our ability to raise debt and equity capital; fluctuations in fixed and floating interest rates; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; litigation, including litigation related to alleged misclassification of independent contractors and securities class actions; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; and governmental regulation, including trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom’s exit from the European Union; and competition and pricing pressures.

All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contacts

Tavio Headley

+1-203-413-4006

tavio.headley@xpo.com

Angus Tweedie

+44 (0) 7841-53-06-00

angus.tweedie@gxo.com

Media Contacts

Joe Checkler

+1-203-423-2098

joe.checkler@xpo.com

Anne Lafourcade
+33 (0)6 75 22 52 90

anne.lafourcade@gxo.com

XPO Logistics, Inc.
Condensed Consolidated Statements of Income (Loss)
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue	$5,036	$3,502	$9,810	$7,366
Cost of transportation and services	2,514	1,641	4,842	3,539
Direct operating expense	1,682	1,370	3,338	2,730
Sales, general and administrative expense	594	632	1,182	1,157
Operating income (loss) (1)	246	(141)	448	(60)
Other income	(24)	(21)	(50)	(39)
Foreign currency (gain) loss (2)	3	3	1	(5)
Debt extinguishment loss	-	-	8	-
Interest expense	63	82	132	154
Income (loss) before income tax provision (benefit)	204	(205)	357	(170)
Income tax provision (benefit)	46	(71)	81	(61)
Net income (loss)	158	(134)	276	(109)
Net (income) loss attributable to noncontrolling interests	(2)	3	(5)	1
Net income (loss) attributable to XPO	$156	$(131)	$271	$(108)

Net income (loss) attributable to common shareholders (3) (4)	$156	$(132)	$271	$(110)

Basic earnings (loss) per share (4)	$1.39	$(1.45)	$2.48	$(1.20)
Diluted earnings (loss) per share (4)	$1.38	$(1.45)	$2.40	$(1.20)

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	112	91	109	92
Diluted weighted-average common shares outstanding	113	91	113	92

(1) Operating income (loss) reflects the net impact of direct and incremental COVID-19-related costs of $4 million and $6 million, respectively, for the three and six months ended June 30, 2021 and $48 million and $51 million, respectively, for the three and six months ended June 30, 2020.

(2) Foreign currency (gain) loss includes unrealized (gain) loss on foreign currency option and forward contracts of $2 million and $1 million, respectively, for the three and six months ended June 30, 2021 and $3 million and $(1) million, respectively, for the three and six months ended June 30, 2020.

(3) Net income (loss) attributable to common shareholders reflects preferred dividends of $1 million and $2 million in the three and six months ended June 30, 2020, respectively.

(4) The sum of quarterly net income (loss) attributable to common shareholders and earnings (loss) per share may not equal year-to-date amounts due to differences in the weighted-average number of shares outstanding during the respective periods and because losses are not allocated to the Series A Preferred Stock in calculating earnings per share.

XPO Logistics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In millions, except per share data)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$801	$2,054
Accounts receivable, net of allowances of $62 and $65, respectively	3,171	2,886
Other current assets	492	430
Total current assets	4,464	5,370
Long-term assets
Property and equipment, net of $2,783 and $2,568 in accumulated depreciation, respectively	2,627	2,661
Operating lease assets	2,601	2,278
Goodwill	4,572	4,599
Identifiable intangible assets, net of $981 and $909 in accumulated amortization, respectively	923	974
Other long-term assets	377	287
Total long-term assets	11,100	10,799
Total assets	$15,564	$16,169

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,293	$1,255
Accrued expenses	2,117	1,814
Short-term borrowings and current maturities of long-term debt	92	1,338
Short-term operating lease liabilities	584	483
Other current liabilities	291	263
Total current liabilities	4,377	5,153
Long-term liabilities
Long-term debt	5,181	5,369
Deferred tax liability	380	371
Employee benefit obligations	167	192
Long-term operating lease liabilities	2,042	1,795
Other long-term liabilities	450	440
Total long-term liabilities	8,220	8,167

Stockholders’ equity
Convertible perpetual preferred stock, $0.001 par value; 10 shares authorized; — and 0.001
of Series A shares issued and outstanding as of June 30, 2021 and Dec. 31, 2020, respectively	-	1
Common stock, $0.001 par value; 300 shares authorized; 112 and 102 shares issued and
outstanding as of June 30, 2021 and Dec. 31, 2020, respectively	-	-
Additional paid-in capital	1,971	1,998
Retained earnings	1,139	868
Accumulated other comprehensive loss	(183)	(158)
Total stockholders’ equity before noncontrolling interests	2,927	2,709
Noncontrolling interests	40	140
Total equity	2,967	2,849
Total liabilities and equity	$15,564	$16,169

XPO Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Six Months Ended
	June 30,
	2021	2020
Operating activities
Net income (loss)	$276	$(109)
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation, amortization and net lease activity	397	379
Stock compensation expense	25	39
Accretion of debt	10	8
Deferred tax expense (benefit)	(1)	3
Debt extinguishment loss	8	-
Unrealized gain on foreign currency option and forward contracts	1	(1)
Gains on sales of property and equipment	(31)	(39)
Other	5	42
Changes in assets and liabilities
Accounts receivable	(240)	186
Other assets	(77)	(84)
Accounts payable	(21)	(277)
Accrued expenses and other liabilities	187	247
Net cash provided by operating activities	539	394
Investing activities
Payment for purchases of property and equipment	(250)	(255)
Proceeds from sale of property and equipment	62	77
Other	34	6
Net cash used in investing activities	(154)	(172)
Financing activities
Proceeds from issuance of debt	-	1,161
Proceeds from (repayment of) borrowings related to securitization program	(49)	109
Repurchase of debt	(1,200)	-
Proceeds from borrowings on ABL facility	-	620
Repayment of borrowings on ABL facility	(200)	(20)
Repayment of debt and finance leases	(53)	(40)
Payment for debt issuance costs	(5)	(21)
Purchase of noncontrolling interests	(128)	-
Repurchase of common stock	-	(114)
Change in bank overdrafts	14	23
Payment for tax withholdings for restricted shares	(22)	(18)
Other	4	1
Net cash provided by (used in) financing activities	(1,639)	1,701
Effect of exchange rates on cash, cash equivalents and restricted cash	1	(15)
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,253)	1,908
Cash, cash equivalents and restricted cash, beginning of period	2,065	387
Cash, cash equivalents and restricted cash, end of period	$812	$2,295

10

Transportation

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change %	2021	2020	Change %
Revenue	$3,186	$2,127	49.8%	$6,175	$4,586	34.6%
Cost of transportation and services	2,233	1,469	52.0%	4,332	3,201	35.3%
Direct operating expense	374	321	16.5%	724	629	15.1%
Sales, general and administrative expense	324	352	-8.0%	655	651	0.6%
Operating income (loss) (1)	$255	$(15)	NM	$464	$105	341.9%
Other income (2)	17	14	21.4%	34	27	25.9%
Total depreciation and amortization	117	113	3.5%	232	223	4.0%
Transaction and integration costs	2	13	-84.6%	3	20	-85.0%
Restructuring costs	-	21	-100.0%	1	24	-95.8%
Adjusted EBITDA (3)	$391	$146	167.8%	$734	$399	84.0%
Adjusted EBITDA margin (3) (4)	12.3%	6.9%		11.9%	8.7%

NM - Not meaningful.

(1) Operating income (loss) reflects the net impact of direct and incremental COVID-19-related costs of $2 million and $4 million, respectively, for the three and six months ended June 30, 2021 and $27 million and $28 million, respectively, for the three and six months ended June 30, 2020.

(2) Other income consists of pension income.

(3) See the “Non-GAAP Financial Measures” section of the press release.

(4) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

11

Transportation

Key Data by Service Offering

(Unaudited)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue
North America
Freight Brokerage	$915	$488	$1,805	$1,074
Less-Than-Truckload	1,098	801	2,074	1,711
Last Mile	269	218	515	419
Managed Transport (1)	106	74	203	157
Total North America	2,388	1,581	4,597	3,361
Europe
Freight Brokerage and Truckload	499	330	993	767
Less-Than-Truckload	265	178	510	403
Total Europe	764	508	1,503	1,170
Global Forwarding	114	76	214	137
Eliminations	(80)	(38)	(139)	(82)
Total Revenue	$3,186	$2,127	$6,175	$4,586

Net Revenue
North America
Freight Brokerage	$162	$100	$339	$203
Less-Than-Truckload	473	331	882	702
Last Mile	91	81	175	151
Managed Transport	23	20	46	44
Total North America	749	532	1,442	1,100
Europe	182	115	359	261
Global Forwarding	22	11	42	24
Total Net Revenue (2)	$953	$658	$1,843	$1,385

Net Revenue Margin
North America
Freight Brokerage	17.8%	20.6%	18.8%	18.9%
Less-Than-Truckload	43.0%	41.3%	42.5%	41.0%
Last Mile	33.9%	36.9%	34.0%	36.0%
Managed Transport	21.8%	26.9%	22.6%	27.9%
Total North America	31.4%	33.6%	31.4%	32.7%
Europe	23.8%	22.6%	23.9%	22.3%
Global Forwarding	19.1%	14.5%	19.6%	18.2%
Overall Net Revenue Margin	29.9%	30.9%	29.9%	30.2%

Direct Operating Expense
North America
Freight Brokerage	$29	$23	$59	$46
Less-Than-Truckload	189	161	358	308
Last Mile	29	29	57	55
Managed Transport	17	15	32	30
Total North America	264	228	506	439
Europe	107	91	212	186
Global Forwarding	3	2	6	4
Total Direct Operating Expense	$374	$321	$724	$629

(1) Within our managed transportation business, to the extent that we are primarily being paid for arranging transportation on behalf of our customer, we generally recognize revenue as the difference between the amount the customer pays us for the service less the amount we are charged by third parties who provide the service.

(2) Net revenue equals Revenue less Cost of transportation and services. See the “Non-GAAP Financial Measures” section of the press release.

Less-Than-Truckload revenue is before intercompany eliminations and includes revenue from the Company’s trailer manufacturing business.

North American Less-Than-Truckload

Summary Data Table

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change %	2021	2020	Change %
Pounds per day (thousands)	76,520	61,990	23.4%	73,636	65,113	13.1%

Shipments per day	53,130	45,600	16.5%	51,466	47,107	9.3%

Average weight per shipment (in pounds)	1,440	1,359	5.9%	1,431	1,382	3.5%

Gross revenue per shipment	$326.45	$282.61	15.5%	$320.67	$290.08	10.5%

Gross revenue per hundredweight (including fuel surcharges)	$22.67	$20.79	9.0%	$22.41	$20.99	6.8%

Gross revenue per hundredweight (excluding fuel surcharges)	$19.29	$18.45	4.5%	$19.20	$18.40	4.4%

Average length of haul (in miles)	836.3	816.5		834.8	814.8

Total average load factor (1)	24,406	24,551	-0.6%	24,408	24,183	0.9%

Average age of tractor fleet (years)	5.79	5.31

Number of working days	63.5	63.5		126.5	127.5

(1) Total average load factor equals freight pound miles divided by total linehaul miles.

North American Less-Than-Truckload

Adjusted Operating Ratio and Adjusted EBITDA

(Unaudited)

(In millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change %	2021	2020	Change %
Revenue (excluding fuel surcharge revenue)	$917	$700	31.0%	$1,744	$1,475	18.2%
Fuel surcharge revenue	164	92	78.3%	299	215	39.1%
Revenue	1,081	792	36.5%	2,043	1,690	20.9%
Salaries, wages and employee benefits	486	416	16.8%	939	853	10.1%
Purchased transportation	116	70	65.7%	210	157	33.8%
Fuel and fuel-related taxes	71	35	102.9%	134	92	45.7%
Other operating expenses	145	147	-1.4%	279	265	5.3%
Depreciation and amortization	57	58	-1.7%	112	114	-1.8%
Rents and leases	19	15	26.7%	37	30	23.3%
Operating income (1)	187	51	266.7%	332	179	85.5%
Operating ratio (2)	82.7%	93.6%		83.7%	89.4%
Transaction and integration costs	-	3	-100.0%	-	5	-100.0%
Restructuring costs	-	5	-100.0%	-	5	-100.0%
Amortization expense	9	9	0.0%	17	17	0.0%
Other income (3)	14	10	40.0%	28	21	33.3%
Adjusted operating income (4)	$210	$78	169.2%	$377	$227	66.1%
Adjusted operating ratio (4) (5) (6)	80.6%	90.1%		81.5%	86.6%
Depreciation expense	48	49	-2.0%	95	97	-2.1%
Adjusted EBITDA (4)	$258	$127	103.1%	$472	$324	45.7%
Adjusted EBITDA margin (4) (7)	23.9%	16.0%		23.1%	19.2%

(1) Operating income reflects the net impact of direct and incremental COVID-19-related costs of $1 million and $3 million, respectively, for the three and six months ended June 30, 2021 and $20 million and $21 million, respectively, for the three and six months ended June 30, 2020.

(2) Operating ratio is calculated as (1 - (Operating income divided by Revenue)).

(3) Other income primarily consists of pension income.

(4) See the “Non-GAAP Financial Measures” section of the press release.

(5) Adjusted operating ratio is calculated as (1 - (Adjusted operating income divided by Revenue)).

(6) Excluding the impact of gains on real estate transactions from both periods, the Adjusted operating ratio strengthened by 1,030 basis points from 91.4% in the second quarter of 2020 to 81.1% in the second quarter of 2021 and strengthened by 620 basis points from 88.8% for the first six months ended June 30, 2020 to 82.6% for the first six months ended June 30, 2021.

(7) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

Logistics

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change %	2021	2020	Change %
Revenue (1) (2)	$1,881	$1,404	34.0%	$3,699	$2,841	30.2%
Cost of transportation and services	312	198	57.6%	573	396	44.7%
Direct operating expense	1,307	1,051	24.4%	2,614	2,102	24.4%
Sales, general and administrative expense	191	198	-3.5%	373	348	7.2%
Operating income (loss) (3)	$71	$(43)	-265.1%	$139	$(5)	NM
Other income (4)	9	7	28.6%	17	14	21.4%
Total depreciation and amortization	85	80	6.3%	159	149	6.7%
Transaction and integration costs	7	18	-61.1%	12	25	-52.0%
Restructuring costs	(3)	21	-114.3%	(3)	21	-114.3%
Adjusted EBITDA (5)	$169	$83	103.6%	$324	$204	58.8%
Adjusted EBITDA margin (5) (6)	9.0%	5.9%		8.8%	7.2%

NM - Not meaningful.

(1) Revenue by geography is comprised of:
Europe	$1,287	$863	$2,484	$1,728
North America	594	541	1,215	1,113

(2) The acquired business contributed approximately 10.7 percentage points to Logistics’ revenue growth for the second quarter of 2021 and 9.4 percentage points for the first six months of 2021.

(3) Operating income (loss) reflects the net impact of direct and incremental COVID-19-related costs of $2 million and $2 million, respectively, for the three and six months ended June 30, 2021 and $19 million and $21 million, respectively, for the three and six months ended June 30, 2020. Additionally, operating income (loss) includes operating lease rent expense of $201 million and $403 million, respectively, for the three and six months ended June 30, 2021 and $154 million and $311 million, respectively, for the three and six months ended June 30, 2020.

(4) Other income consists of pension income.

(5) See the “Non-GAAP Financial Measures” section of the press release.

(6) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

Corporate

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change %	2021	2020	Change %
Sales, general and administrative expense	$80	$83	-3.6%	$155	$160	-3.1%
Operating loss (1)	$(80)	$(83)	-3.6%	$(155)	$(160)	-3.1%
Other income (expense) (2)	(3)	-	NM	(1)	2	-150.0%
Total depreciation and amortization	3	3	0.0%	6	7	-14.3%
Transaction and integration costs	26	15	73.3%	38	45	-15.6%
Restructuring costs	1	8	-87.5%	4	8	-50.0%
Adjusted EBITDA (3)	$(53)	$(57)	-7.0%	$(108)	$(98)	10.2%

NM - Not meaningful.

(1) Operating loss reflects the net impact of direct and incremental COVID-19-related costs of $- million and $- million, respectively, for the three and six months ended June 30, 2021 and $2 million and $2 million, respectively, for the three and six months ended June 30, 2020.

(2) Other income (expense) consists of pension income, foreign currency gain (loss) and other income (expense).

(3) See the “Non-GAAP Financial Measures” section of the press release.

Intersegment eliminations represent intercompany activity between the Company’s reportable segments that is eliminated upon consolidation. The following table summarizes the intersegment eliminations by line item.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue	$(31)	$(29)	$(64)	$(61)
Cost of transportation and services	(31)	(26)	(63)	(58)
Direct operating expense	1	(2)	-	(1)
Sales, general and administrative expense	(1)	(1)	(1)	(2)
Operating income	$-	$-	$-	$-

XPO Logistics, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(Unaudited)

(In millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change %	2021	2020	Change %
Net income (loss) attributable to common shareholders (1)	$156	$(132)	NM	$271	$(110)	NM
Distributed and undistributed net income (1) (2)	-	1		-	2
Net income (loss) attributable to noncontrolling interests	2	(3)		5	(1)
Net income (loss)	158	(134)	NM	276	(109)	NM
Debt extinguishment loss	-	-		8	-
Interest expense	63	82		132	154
Income tax provision (benefit)	46	(71)		81	(61)
Depreciation and amortization expense	205	196		397	379
Unrealized (gain) loss on foreign currency option and forward contracts	2	3		1	(1)
Transaction and integration costs	35	46		53	90
Restructuring costs	(2)	50		2	53
Adjusted EBITDA (3)	$507	$172	194.8%	$950	$505	88.1%
Revenue	$5,036	$3,502	43.8%	$9,810	$7,366	33.2%
Adjusted EBITDA margin (3) (4)	10.1%	4.9%		9.7%	6.9%

NM - Not meaningful.

(1) The sum of quarterly net income (loss) attributable to common shareholders and distributed and undistributed net income may not equal year-to-date amounts because losses are not allocated to the Series A Preferred Stock.

(2) Relates to the Series A Preferred Stock and is comprised of actual preferred stock dividends and the non-cash allocation of undistributed earnings.

(3) See the “Non-GAAP Financial Measures” section of the press release. Adjusted EBITDA was prepared assuming 100% ownership of XPO Logistics Europe in all periods.

(4) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

XPO Logistics, Inc.

Reconciliation of GAAP Net Income (Loss) and Net Income (Loss) Per Share to
 Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share

(Unaudited)

(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020 (1)	2021	2020 (1)
GAAP net income (loss) attributable to common shareholders	$156	$(132)	$271	$(110)
Debt extinguishment loss	-	-	8	-
Unrealized (gain) loss on foreign currency option and forward contracts	2	3	1	(1)
Amortization of acquisition-related intangible assets	35	36	71	71
Transaction and integration costs	35	46	53	90
Restructuring costs	(2)	50	2	53
Income tax associated with the adjustments above (2)	(17)	(30)	(32)	(52)
Impact of noncontrolling interests on above adjustments	-	(2)	(1)	(2)
Allocation of undistributed earnings	-	-	-	(3)
Adjusted net income (loss) attributable to common shareholders (3)	$209	$(29)	$373	$46

Adjusted basic earnings (loss) per share (3)	$1.87	$(0.32)	$3.43	$0.50
Adjusted diluted earnings (loss) per share (3)	$1.86	$(0.32)	$3.32	$0.45

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	112	91	109	92
Diluted weighted-average common shares outstanding	113	91	113	102

(1) The second quarter and first six months of 2020 were recast to exclude the amortization of acquisition-related intangible assets.

(2) This line item reflects the aggregate tax benefit of all non-tax related adjustments reflected in the table above. The detail by line item is as follows:

Debt extinguishment loss	$-	$-	$2	$-
Unrealized (gain) loss on foreign currency option and forward contracts	-	1	-	-
Amortization of acquisition-related intangible assets	9	7	17	17
Transaction and integration costs	8	10	12	22
Restructuring costs	-	12	1	13
	$17	$30	$32	$52

The income tax rate applied to reconciling items is based on the GAAP annual effective tax rate, excluding discrete items and contribution- and margin-based taxes.

(3) See the “Non-GAAP Financial Measures” section of the press release.

XPO Logistics, Inc.

Other Reconciliations

(Unaudited)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Reconciliation of Cash Flows from Operating Activities to Free Cash Flow
Net cash provided by operating activities	$366	$214	$539	$394
Payment for purchases of property and equipment	(110)	(116)	(250)	(255)
Proceeds from sale of property and equipment	26	23	62	77
Free Cash Flow (1)	$282	$121	$351	$216

	Three Months Ended June 30,
	2021	2020
Reconciliation of Logistics' GAAP Revenue to Organic Revenue
Revenue	$1,881	$1,404
Revenue from acquired business	(151)	-
Foreign exchange rates	(107)	-
Organic revenue (1)	$1,623	$1,404
Organic revenue growth (1) (2)	15.6%

	Three Months Ended June 30,
	2021	2020	Change %
North American Truck Brokerage Reconciliation of GAAP Revenue to Net Revenue
Revenue	$598	$298	100.6%
Cost of transportation and services	511	238
Net revenue (1)	$87	$60	47.1%

(1) See the “Non-GAAP Financial Measures” section of the press release.

(2) Organic revenue growth is calculated as the relative change in year-over-year organic revenue, expressed as a percentage of 2020 organic revenue.

16

XPO Logistics, Inc.

Liquidity Reconciliations

(Unaudited)

(In millions)

Three Months Ended June 30,
2021
Reconciliation of Net Debt
Total debt	$5,273
Cash and cash equivalents	801
Net debt (1)	$4,472

	Three Months Ended June 30,
	2021
Reconciliation of Net Leverage
Net debt	4,472
Trailing twelve months adjusted EBITDA	1,838
Net leverage (1)	2.4	x

	Trailing Twelve Months Ended June 30,	Six Months Ended June 30,	Twelve Months Ended December 31,	Six Months Ended June 30,
	2021	2021	2020	2020
Reconciliation of Net Income (Loss) to Adjusted EBITDA

Net income (loss) attributable to common shareholders	$460	$271	$79	$(110)
Preferred stock conversion charge (2)	22	-	22	-
Distributed and undistributed net income (3)	7	-	9	2
Net income (loss) attributable to noncontrolling interests	13	5	7	(1)
Net income (loss)	502	276	117	(109)
Debt extinguishment loss	8	8	-	-
Interest expense	303	132	325	154
Income tax provision (benefit)	173	81	31	(61)
Depreciation and amortization expense	784	397	766	379
Unrealized (gain) loss on foreign currency option and forward contracts	-	1	(2)	(1)
Transaction and integration costs	63	53	100	90
Restructuring costs	5	2	56	53
Adjusted EBITDA (1)	$1,838	$950	$1,393	$505

(1) See the “Non-GAAP Financial Measures” section of the press release.

(2) Relates to the conversion of 69,445 shares of the Company's Series A Preferred Stock.

(3) Relates to the Series A Preferred Stock and is comprised of actual preferred stock dividends and the non-cash allocation of undistributed earnings.

17